Exhibit (d)(39)

September 14, 2017

MML Investment Advisers, LLC

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Tina Wilson, Vice President

Dear Tina:

This letter is intended to confirm the agreement by and among OppenheimerFunds, Inc. (the “Sub-Adviser”), MML Investment Advisers, LLC (“MML Advisers”) and each of the funds listed on Exhibit A, attached hereto (each, a “Fund” and collectively, the “Funds”), regarding the Sub-Adviser’s provision of foreign exchange execution as described herein and which are further and in addition to those services described in each Fund’s Investment Sub-Advisory Agreement (each, an “Agreement” and collectively the “Agreements”) by and among MML Advisers, a Fund and the Sub-Advisor for which MML Advisers hired the Sub-Advisor to provide investment sub-advisory services to such Fund.

This letter serves to confirm the mutual understanding of MML Advisers, the Funds and the Sub-Advisor that with respect to Forex Trading Services, as those services are defined below:

1.

The Sub-Adviser has been appointed by MML Advisers and each Fund as investment sub-adviser with the authority to buy, sell or otherwise effect investment transactions for and in the name of each Fund, subject to the direction and control of each Fund’s Board of Trustees and MML Advisers. With respect to those securities or other instruments denominated in a foreign currency that the Sub-Adviser has purchased for the Funds, as applicable, MML Advisers and each Fund authorize and direct the Sub-Adviser to make determinations as to the retention and disposition of foreign currencies when purchasing or selling such securities or instruments and executing transactions related thereto on behalf of MML Advisers and/or each Fund including entering into related agreements and establishing related trading accounts (such services shall be referred to herein as “Forex Trading Services”).

2.

In connection with the Forex Trading Services, the Sub-Adviser shall utilize an electronic trading platform to facilitate the Forex Trading Services on behalf of MML Advisers and/or each Fund with such counterparties from time to time.

3.

Details regarding the Forex Trading Services shall be included in custodial reports currently furnished by each Fund’s custodian. No additional reporting by the Sub-Adviser shall be required in connection with such Forex Trading Services.

4.	MML Advisers and the Funds will not pay any additional fees to the Sub-Adviser for the Forex Trading Services.

5.

MML Advisers and each Fund understand that the Sub-Adviser may change or discontinue to offer the Forex Trading Services at any time and the Sub-Adviser will provide 30 days advance notice of any change or discontinuation to the services.

If the foregoing is consistent with your understanding of the subject matter of this letter, please execute two copies of this letter and return one executed copy to the Sub-Adviser.

OPPENHEIMERFUNDS, INC.

By:	/s/ Lamar Kunes
Signature
Lamar Kunes
Senior Vice President, OppenheimerFunds Distributor, Inc.
by delegated authority
Name and Title

Acknowledged and agreed to as of the date first written above:

MML INVESTMENT ADVISERS, LLC

By:	/s/ Tina Wilson
Signature
Tina Wilson
Senior Vice President
Name and Title

EACH FUND LISTED ON EXHIBIT A ATTACHED HERETO

By:	/s/ Doug R. Steele
Signature
Doug R. Steele
Vice President
Name and Title

EXHIBIT A

LIST OF FUNDS

1.   MassMutual Premier Global Fund

2.   MML Strategic Emerging Markets Equity Fund